Exhibit 99.1

KIMBALL INTERNATIONAL, INC. REPORTS THIRD QUARTER FISCAL YEAR 2007 RESULTS

JASPER, IN (May 7, 2007) - Kimball International, Inc. (NASDAQ: KBALB) today announced financial results for the third quarter of fiscal year 2007, which ended March 31, 2007.

Net sales, gross profit, selling, general and administrative costs, operating income and income from continuing operations discussed below exclude the results of discontinued operations for all periods presented. Net income discussed below includes the results of discontinued operations.

Consolidated Overview
Net sales for the third quarter of fiscal year 2007 were $311.6 million, an increase of 20% over net sales of $260.7 million in the third quarter of fiscal year 2006. Third quarter fiscal 2007 net sales included $79.2 million of sales from acquisitions in the Company's Electronic Contract Assemblies segment, one of which was completed during the current year third quarter and two that were completed during the fourth quarter of fiscal year 2006. Third quarter net sales in the Electronic Contract Assemblies segment increased 49% as a result of the acquisitions, and net sales in the Furniture and Cabinets segment decreased 2% primarily due to the planned exit of contract private label products. Income from continuing operations in the third quarter of fiscal year 2007, which decreased $3.3 million from the prior year, was $4.4 million, or $0.11 per Class B diluted share, inclusive of $0.4 million, or $0.01 per Class B diluted share, of after-tax charges associated with restructuring activities. For the prior year third quarter, income from continuing operations was $7.7 million, or $0.20 per Class B diluted share, which included $0.4 million, or $0.01 per Class B diluted share, of after-tax restructuring charges.

Net income for the current year third quarter was $3.8 million, or $0.10 per Class B diluted share, which included a loss from discontinued operations of ($0.6) million after-tax, or ($0.01) per Class B diluted share. For the prior year third quarter, net income was $7.3 million, or $0.19 per Class B diluted share, including a loss from discontinued operations of ($0.4) million after-tax, or ($0.01) per Class B diluted share.

Consolidated gross profit as a percent of net sales was 19.4% in the current year third quarter compared to 23.8% in the prior year partially related to a shift in sales mix toward the Electronic Contract Assemblies segment which carries a lower gross profit percentage than the Furniture and Cabinets segment. In addition, both segments experienced a decline in gross profit percentage. The decline in gross profit as a percent of net sales in the Furniture and Cabinets segment was related primarily to higher discounting on select office furniture products, a shift in product mix to lower margin product, and higher manufacturing overhead costs which were partially offset by price increases on select product and benefits realized from changes in warehouse and distribution strategies. The decline in the gross profit percentage for the Electronic Contract Assemblies segment was primarily related to a shift in product sales mix.

Consolidated selling, general and administrative (SG&A) costs for the third quarter of fiscal year 2007 increased in dollars as a decline in incentive compensation costs was more than offset by higher costs for continued investments in product marketing and promotion in the Furniture and Cabinets segment and the incremental SG&A costs of the acquired operations in the Electronic Contract Assemblies segment. Consolidated SG&A costs declined as a percent of net sales in the third quarter of the current year when compared to the prior year due to the leverage of the additional net sales from the acquisitions.

Consolidated operating income declined to $4.1 million in the third quarter of fiscal year 2007 from $7.8 million in the third quarter of the prior year primarily as a result of the lower gross margins.

The Company is currently estimating that its annual effective tax rate from continuing operations for fiscal year 2007 will be approximately 38%, which is higher than in recent prior years primarily due to a higher mix of income being generated by domestic operations which carry a higher effective tax rate.

Operating cash flow for the third quarter of fiscal year 2007 was a cash outflow of ($4.5) million compared to a cash inflow of $33.7 million in the third quarter of last year. The Company's net cash position from an aggregate of cash and short-term investments less short-term borrowings decreased to $84.3 million at March 31, 2007 compared to $148.6 million at June 30, 2006 primarily related to the cash outflow of $46.1 million for the acquisition completed in February 2007.

On February 15, 2007, the Company completed the acquisition of Reptron Electronics, Inc., a U.S. based electronics manufacturing services company which provides engineering services, electronics manufacturing services, and display integration services. Reptron has four manufacturing operations located in Tampa, Florida; Hibbing, Minnesota; Gaylord, Michigan; and Fremont, California. This acquisition increases the capabilities and expertise of the Company's Electronic Contract Assemblies segment in the medical electronics and high-end industrial sectors. The purchase price was $50.9 million including costs to acquire the stock, the payoff of certain debt, the assumption of acquisition-related liabilities, and direct costs of the acquisition. The operating results of the acquisition are included in the Company's consolidated financial statements as of the acquisition date.

James C. Thyen, Chief Executive Officer and President, stated, "During the quarter we were excited to add the Reptron organization into the Electronics segment of our business. This acquisition brings additional medical expertise to our organization, and coupled with our existing global footprint and financial strength, will result in a multitude of benefits for our customers. The completion of this acquisition further supports our growth and diversification strategy. We will continue to pursue new customers and evaluate future acquisitions within our Electronics segment."

Mr. Thyen, added, "After five consecutive quarters of reporting quarterly earnings improvements on a year-over-year basis in our Furniture and Cabinets segment, we experienced a decline in earnings in the current year third quarter compared to the prior year. Sales in this segment were also down 2% compared to the third quarter of last year. However, excluding the planned exit of our contract private label furniture products, sales of branded furniture were up 3% on higher sales in the hospitality furniture market. We are not pleased with our performance during the quarter and realize we must concentrate on increasing our sales volumes. With recent investments we have made in product enhancements and new product introductions, our product offering positions us well for growth in the future. Also within this segment, the wrap-up activities related to the exit of our Juarez facility are substantially complete. Total pre-tax charges related to the exit activities are estimated to be approximately $5.8 million of which $3.9 million has already been incurred, and is below the original estimate made last September. The remaining costs relate primarily to lease costs we will incur until the expiration of the lease."

Furniture and Cabinets Segment
Furniture and Cabinets segment net sales in the third quarter of fiscal year 2007 of $146.2 million decreased 2% from net sales of $149.5 million in the prior year third quarter. Net sales of branded furniture products, which include office and hospitality furniture, totaled $145.1 million in the fiscal year 2007 third quarter, which was an increase of 3% when compared to the prior year net sales of $141.4 million. Net sales of contract private label products declined 86% to $1.1 million in the current year third quarter as a result of the planned exit of this product line.

Income from continuing operations in this segment for the third quarter of fiscal year 2007 was $2.0 million, a decrease of $3.8 million from the prior year. After-tax restructuring costs were $0.3 million in the third quarter of fiscal year 2007 and $0.2 million in the third quarter of the prior year and were related primarily to accelerated software amortization costs and impairment charges associated with the previously announced consolidation of various business functions and the exit of contract private label products. Gross profit as a percent of net sales in this segment for the third quarter declined 3.2 percentage points from the prior year primarily related to higher discounting on select office furniture products, a shift in product mix to lower margin products, and higher manufacturing overhead costs which were partially offset by price increases on select product and benefits realized from changes in warehouse and distribution strategies. SG&A costs in this segment increased in both dollars and as a percent of net sales as lower incentive compensation costs were offset by increases in other SG&A costs, including increased investments for product marketing and promotion and for additional sales staff as the Company positions itself for future sales growth.

Electronic Contract Assemblies Segment
Net sales for the third quarter of fiscal year 2007 in the Electronic Contract Assemblies segment of $165.3 million increased 49% over net sales of $111.1 million in the prior year as a result of the $79.2 million in current year third quarter net sales from the two acquisitions completed late in fiscal year 2006 and the acquisition completed in February 2007. Net sales to customers in the medical and industrial controls industries were higher in the third quarter compared to last year while net sales to customers in the automotive industry declined compared to the prior year. Excluding acquisitions, net sales to customers in the industrial control industry would have declined in the third quarter compared to the prior year.

Income from continuing operations in this segment for the current year third quarter was $1.2 million, an increase of $0.3 million from the prior year third quarter. The increase in earnings was attributable to the incremental net income from the acquisitions and lower administrative employee compensation and incentive costs excluding the acquisitions resulting from cost reduction efforts. The current year third quarter earnings were unfavorably impacted by a decline in net sales of higher margin mature products, primarily automotive products, reaching end of life and costs related to the start-up of a manufacturing facility in China. The facility is complete and production lines are undergoing customer certification with actual production expected to begin in the fourth quarter of fiscal 2007. The earnings per share impact of the start-up losses at the China facility approximated $0.03 per Class B diluted share in the current year third quarter.

Forward-Looking Statements
Certain statements contained within this release are considered forward-looking under the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties including, but not limited to, significant volume reductions from key contract customers, loss of key customers or suppliers within specific industries, availability or cost of raw materials, increased competitive pricing pressures reflecting excess industry capacities and unexpected integration issues with acquisitions. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in the Company's Form 10-K filing for the period ended June 30, 2006.

Conference Call / Webcast
Kimball International will conduct its third quarter financial results conference call beginning at 2:00 PM Eastern Time today, May 7, 2007. To listen to the live conference call, dial 866-713-8395, or for international calls, dial 617-597-5309. A webcast of the live conference call may be accessed by visiting Kimball's Investor Relations website at www.ir.kimball.com.

For those unable to participate in the live webcast, the call will be archived at www.ir.kimball.com within two hours of the conclusion of the live call and will remain there for approximately 90 days. A telephone replay of the conference call will be available within two hours after the conclusion of the live event through May 21, 2007, at 888-286-8010 or internationally at 617-801-6888. The pass code to access the replay is 78792866.

About Kimball International, Inc.
Recognized with a reputation for excellence, Kimball International is committed to a high performance culture that values personal and organizational commitment to quality, reliability, value, speed and ethical behavior. Kimball employees know they are part of a corporate culture that builds success for Customers while enabling employees to share in the Company's success through personal, professional and financial growth.

Kimball International, Inc. provides a variety of products from its two business segments: the Furniture and Cabinets segment and the Electronic Contract Assemblies segment. The Furniture and Cabinets segment provides furniture for the office and hospitality industries sold under the Company's family of brand names. The Electronic Contract Assemblies segment provides engineering and manufacturing services which utilize common production and support capabilities to a variety of industries globally.

For more information about Kimball International, Inc., visit the Company's website on the Internet at www.kimball.com.

"We Build Success"

Financial Highlights for the quarter ended March 31, 2007, follow:

Condensed Consolidated Statements of Income
(Unaudited)	Three Months Ended
($000's, except per share data)	March 31, 2007	March 31, 2006

Net Sales	$ 311,582	100.0%	$ 260,653	100.0%
Cost of Sales	251,227	80.6%	198,579	76.2%

Gross Profit	60,355	19.4%	62,074	23.8%

Selling, General & Administrative Expenses	55,589	17.9%	53,608	20.6%
Restructuring Expense	648	0.2%	644	0.2%

Operating Income	4,118	1.3%	7,822	3.0%
Other Income-Net	2,751	0.9%	2,885	1.1%

Income from Continuing Operations Before Taxes on Income	6,869	2.2%	10,707	4.1%
Provision for Income Taxes	2,481	0.8%	3,043	1.2%

Income from Continuing Operations	4,388	1.4%	7,664	2.9%
Loss from Discontinued Operations, Net of Tax	(572)	(0.2%)	(375)	(0.1%)

Net Income	$ 3,816	1.2%	$ 7,289	2.8%

Earnings Per Share of Common Stock:
Basic from Continuing Operations:
Class A	$0.11		$0.20
Class B	$0.12		$0.20
Diluted from Continuing Operations:
Class A	$0.10		$0.20
Class B	$0.11		$0.20
Basic:
Class A	$0.09		$0.19
Class B	$0.10		$0.19
Diluted:
Class A	$0.09		$0.19
Class B	$0.10		$0.19

Average Shares Outstanding
Basic	38,791		38,209
Diluted	39,454		38,440

(Unaudited)	Nine Months Ended
($000's, except per share data)	March 31, 2007	March 31, 2006

Net Sales	$ 948,629	100.0%	$ 780,933	100.0%
Cost of Sales	756,228	79.7%	600,622	76.9%

Gross Profit	192,401	20.3%	180,311	23.1%

Selling, General & Administrative Expenses	168,445	17.8%	157,517	20.2%
Restructuring Expense	1,265	0.1%	3,858	0.5%

Operating Income	22,691	2.4%	18,936	2.4%
Other Income-Net	8,068	0.9%	6,247	0.8%

Income from Continuing Operations Before Taxes on Income	30,759	3.3%	25,183	3.2%
Provision for Income Taxes	11,928	1.3%	8,068	1.0%

Income from Continuing Operations	18,831	2.0%	17,115	2.2%
Loss from Discontinued Operations, Net of Tax	(4,140)	(0.4%)	(12,454)	(1.6%)

Income Before Cumulative Effect of Change in Accounting Principle	14,691	1.6%	4,661	0.6%
Cumulative Effect of Change in Accounting Principle	0	0.0%	299	0.1%

Net Income	$ 14,691	1.6%	$ 4,960	0.6%

Earnings Per Share of Common Stock:
Basic from Continuing Operations:
Class A	$0.48		$0.44
Class B	$0.49		$0.45
Diluted from Continuing Operations:
Class A	$0.47		$0.44
Class B	$0.48		$0.45
Basic:
Class A	$0.37		$0.12
Class B	$0.38		$0.13
Diluted:
Class A	$0.36		$0.12
Class B	$0.38		$0.13

Average Shares Outstanding
Basic	38,567		38,192
Diluted	39,267		38,332

Condensed Consolidated Statements of Cash Flows
(Unaudited)	Nine Months Ended
($000's)	March 31, 2007	March 31, 2006

Net Cash Flow provided by Operating Activities	$ 24,614	$ 55,560
Net Cash Flow provided by (used for) Investing Activities	(16,836)	4,232
Net Cash Flow used for Financing Activities	(15,040)	(10,252)
Effect of Exchange Rates	757	(88)

Net Increase/(Decrease) in Cash & Cash Equivalents	(6,505)	49,452
Cash & Cash Equivalents at Beginning of Period	64,857	57,253

Cash & Cash Equivalents at End of Period	$ 58,352	$ 106,705

Condensed Consolidated Balance Sheets
	(Unaudited)
($000's)	March 31, 2007	June 30, 2006

Assets
Cash, Cash Equivalents and Short-Term Investments	$ 104,243	$ 171,703
Receivables, Net	172,380	154,571
Inventories	136,703	109,479
Prepaid Expenses and Other Current Assets	31,796	31,974
Assets Held for Sale	2,860	353
Property & Equipment, Net	170,418	151,122
Capitalized Software, Net	20,850	26,602
Goodwill	15,505	3,286
Other Assets	33,160	29,931

Totals	$ 687,915	$ 679,021

Liabilities & Share Owners' Equity
Current Liabilities	$ 236,899	$ 236,699
Long-Term Debt, Less Current Maturities	780	1,125
Deferred Income Taxes & Other	18,015	18,615
Share Owners' Equity	432,221	422,582

Totals	$ 687,915	$ 679,021

Supplementary Information

Net Sales, Excluding Acquisitions and Contract Private Label Products*
(Unaudited)	Three Months Ended		Nine Months Ended
($000's)	March 31, 2007	March 31, 2006	March 31, 2007	March 31, 2006

Net Sales, as reported	$ 311,582	$ 260,653	$ 948,629	$ 780,933
Less: Net Sales of Fiscal Year 2006 & 2007 Acquisitions	79,175	0	224,457	0

Net Sales, Excluding Acquisitions	232,407	260,653	724,172	780,933

Less: Net Sales of Contract Private Label Products	1,137	8,083	11,059	31,012

Net Sales, Excluding Acquisitions and Contract Private Label Products	$ 231,270	$ 252,570	$ 713,113	$ 749,921

*The Company's net sales for the three and nine months ended March 31, 2007 are not comparable to the net sales for the three and nine months ended March 31, 2006, as reported, due to two factors. First, the Company completed two acquisitions in the fourth quarter of fiscal year 2006 and one acquisition in the current year third quarter that are not included in the prior year sales. Second, in the second quarter of fiscal year 2006, the Company began exiting the Contract Private Label Products business, and therefore sales of this product line have declined substantially from the fiscal year 2006 sales levels. For comparative purposes, the Company believes it is important to show investors the impact of these two items on net sales and has therefore included the above unaudited Non-GAAP reconciliation table as reference.